Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200635) pertaining to the UBS Financial Services Incorporated of Puerto Rico Savings Plus Plan of UBS Financial Services Incorporated of Puerto Rico of our report dated June 26, 2015, with respect to the December 31, 2014 statement of net assets available for benefits of the UBS Financial Services Incorporated of Puerto Rico Savings Plus Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Mitchell & Titus, LLP

New York, New York

June 28, 2016